Exhibit 99.1

     Creative Computer Applications, Inc. Reports Sales and Earnings for the
                    First Fiscal Quarter Ended Nov. 30, 2003

    CALABASAS, Calif.--(BUSINESS WIRE)--Jan. 14, 2004--Creative Computer Applications, Inc., or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital- and clinic-based laboratories, pharmacies, and radiology departments, announced today its sales and earnings for its first fiscal quarter ended November 30, 2003.
    Sales for the first fiscal quarter ended November 30, 2003, were $1,595,561, compared to sales of $1,882,161 for the comparable quarter ended November 30, 2002. The Company incurred a net loss of $253,658, or $.08 basic and diluted loss per share, for the current fiscal quarter, compared to a net income of $47,983, or $.02 basic and $.01 diluted earnings per share, for the comparable quarter one year ago.
    Steven M. Besbeck, President and CEO, stated, "CCA's results of operations for our first fiscal quarter, while anticipated, were primarily indicative of the product transition related to our new CyberLAB(R) 7.0 laboratory information system. CCA experienced a delay in the release of CyberLAB 7.0 due to the need to complete HIPAA-related upgrades to our existing products and deliver them to our clients. Such delays impacted sales of CyberLAB 7.0 and our ability to deliver the new product. As of December 31, 2003, CyberLAB
7.0 was live in two beta sites and one additional new site was being implemented. We are now ready to deliver CyberLAB 7.0 and have begun to market it."


                 Creative Computer Applications, Inc.
                     Operating Results (Unaudited)

Quarter Ending November 30,                          2003        2002

Net Sales and Service Revenues                 $1,595,561  $1,882,161
Gross Margin                                      743,132     946,301
Operating Income (Loss)                          (253,588)     81,351
Net Income (Loss)                                (253,658)     47,983
Basic Earnings (Loss) Per Share                      (.08)        .02
Diluted Earnings (Loss) Per Share                    (.08)        .01

Average Shares Outstanding
 Basic                                          3,318,900   3,266,400
 Diluted                                        3,318,900   3,382,486


    CCA is a healthcare information technology and service provider that provides software- and browser-based solutions, specializing in Clinical Information Systems for hospital and clinic-based laboratories, pharmacies, and radiology departments. Its primary products, CyberLAB(R), CyberMED(R), and CyberRAD(R), are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products, and services, visit http://www.ccainc.com/.

    This news release contains forward-looking statements made in reliance upon the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.


    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, 818-880-6700, ext. 252